                                                                      EXHIBIT 12

                        HAYES WHEELS INTERNATIONAL, INC.

                      RATIOS OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)
                      (MILLIONS OF DOLLARS EXCEPT RATIOS)

                                                          YEAR        YEAR        YEAR        YEAR        YEAR
                                                         ENDED       ENDED       ENDED       ENDED       ENDED
                                                        JAN. 31,    JAN. 31,    JAN. 31,    JAN. 31,    JAN. 31,
                                                          1992        1993        1994        1995        1996
                                                        --------    --------    --------    --------    --------
Earnings:
  Earnings before taxes on income, minority interest
     and cumulative effect of changes in accounting
     principles......................................     $(2.5)      $ 7.8       $42.2       $49.9       $46.2
Interest expense:
  Bank borrowings and long-term debt.................      33.7        33.8        13.6        13.4        15.0
  Rentals (1)........................................       0.5         0.5         1.0         2.0         2.6
                                                          -----       -----       -----       -----       -----
Earnings before interest expense, taxes on income,
  minority interest and cumulative effect of changes
  in accounting principles...........................     $31.7       $42.1       $56.8       $65.3       $63.8
                                                          =====       =====       =====       =====       =====
Fixed charges:
  Bank borrowings and long-term debt.................     $33.7       $33.8       $13.6       $13.4       $15.0
  Rentals (1)........................................       0.5         0.5         1.0         2.0         2.6
                                                          -----       -----       -----       -----       -----
     Total fixed charges.............................     $34.2       $34.3       $14.6       $15.4       $17.6
                                                          =====       =====       =====       =====       =====
Ratio of earnings to fixed charges...................      0.93        1.23        3.89        4.24        3.63
                                                          =====       =====       =====       =====       =====
Coverage deficiency on fixed charges.................     $2.50         N/A         N/A         N/A         N/A
                                                          =====       =====       =====       =====       =====

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(1) Estimated interest component of rent expense.